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                              EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT ("Agreement"), dated as of May 13, 1997, is by and between THE RECOVERY NETWORK, INC., a Colorado corporation ("Company"), and JOHN WHEELER ("Employee").

                                   WITNESSETH
WHEREAS, Company desires to employ Employee to manage and supervise all of its sales and marketing operations and activities on the terms and conditions set forth herein; and

WHEREAS, as an inducement to Company to offer such employment, Employee desires to enter into certain covenants, including without limitation a covenant not to compete with Company if his employment is terminated under certain circumstances set forth below.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:


         1. Employment. Company shall employ Employee, and Employee shall be employed by Company, on the terms and conditions set forth herein for the period commencing as of the date hereof and (unless sooner terminated pursuant to Section 4) ending on May 31, 1999.

         2. Position and Duties. Employee shall manage and supervise all of the sales and marketing operations and activities of Company. Employee shall report to and be responsible directly to the Chief Executive or Chief Operating Officer of Company and shall have and perform such duties and responsibilities relating to the business and operations of Company as may be appropriate to Employee's position and as the Chief Executive or Chief Operating Officer of Company from time to time may assign to him, which are not inconsistent therewith. Without limiting the generality of the foregoing, Employee shall have the following duties:

                  (a) To supervise and conduct strategic planning for the acquisition of new affiliates; to negotiate and execute affiliate agreements and use his best efforts to maintain these relationships when acquired; to develop a comprehensive data base containing all cable television operators and the status of their affiliations.

                  (b) To supervise and oversee creation of all collateral sales and marketing materials, affiliate kits, presentations (affiliate and ad sales) and all advertising; to develop community awareness and cross promotional concepts with cable operators and partners.




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                  (c) To supervise and oversee affiliate relations; to solicit, maintain, care for and preserve trafficking procedures and billings; to develop market analysis and "hot lists" of potential affiliates and tie-ins.

                  (d) To monitor support of the Recovery Network web site as it relates to marketing; to keep the web site fresh and current, while exploring potential new avenues of merchandising and distribution.

                  (e) To supervise and oversee coordination and oversight of all public relations for the Network; to disseminate information internally; to be responsible for partnership relations and a Company newsletter.

                  (f) To supervise exploration of outside merchandising regarding books, music, videos, etc.

                  (g) To supervise development of budgets and variance procedures regarding such budgets for each of the areas under the control of sales and marketing.

                           During the term of his employment, Employee shall
devote his full time, attention, and best efforts to Company and to the furtherance of its interests and shall not directly or indirectly engage in, or enter into the employment of, or otherwise render services to or for, or act as a manager, member or officer of, any other business (other than established trade associations of which Company is a member) except for non-remunerative participation in charitable organizations, service as a director of non-competitive businesses and occasional consulting for Parenthood Television and Working America so long as those consulting duties do not materially interfere with employee's duties under this Agreement.

         3.       Compensation.

                  (a) Company shall pay to Employee an annual base salary of $144,000, payable $12,000 per month in equal semi-monthly installments during the term of his employment.

                  (b) In addition to Employee's base salary, Company shall pay to Employee a commission on the following basis:

                           (i) Company shall pay to Employee one cent for each
incremental household to which at least two hours per day of Company programming is delivered during the term of his employment or within the first calendar quarter thereafter other than pursuant to the existing agreement between Company and Access TV or pursuant to any other agreement under which Company purchases carriage rights for cash, equity in Company or other


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consideration (together with Access TV, a "Company Cost Service"). Households that receive Company programming through a Company Cost Service shall not be deemed "households" for any purpose in connection with the calculation of the commission payable hereunder. Accordingly, households that formerly received Company programming through a Company Cost Service and thereafter receive Company programming other than through a Company Cost Service shall be deemed incremental households at the time they first receive Company programming other than through a Company Cost Service. Each household that receives Company programming other than through a Company Cost Service is referred to herein as a "Company Household."

                           (ii) The amount of such commission shall be
increased, subject to the mutual agreement of Company and Employee, at such time as the number of hours per day of Company programming is increased above two hours. In addition, the terms of the delivery of Company programming shall be subject to the approval of Company; and the amount of such commission may be increased or decreased if the terms of the delivery of Company programming to any particular household or group of households deviate from the standard terms approved by Company ("Non-Standard Terms"). If Company is required to pay a fee, commission or other compensation to any person or entity other than Employee (a "Third Party") in connection with the delivery of Company programming to any particular Company Households, the amount thereof shall be deducted from the commission payable to Employee hereunder with respect to such Company Households. Employee shall negotiate the terms of such fee, commission or other compensation with the Third Party.

                           (iii) If Employee and Company are unable to reach
agreement on the amount of any adjustment to the commission payable hereunder to Employee with respect to the delivery of Company programming to Company Households on Non-Standard Terms or if Employee and a Third Party are unable to reach agreement on the amount of the commission or other compensation payable to the Third Party, in each case at least ten calendar days prior to the date Company is required to pay to Employee the commission to which he is entitled hereunder with respect to such incremental Company Households, the executive committee of the Board of Directors shall determine the amount of the adjustment to the commission payable to Employee hereunder, which, in the case of an adjustment because of a fee, commission or other compensation payable to a Third Party, shall be a deduction no greater than the amount of the fee, commission or other compensation payable to such Third Party. Any such determination by the executive committee shall be conclusive, final and binding on Employee and Company.

                           (iv) Not later than fifteen days following the end of
each calendar quarter that ends during the term of Employee's employment or within 120


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calendar days immediately following the end of the term of Employee's employment, Company shall deliver to Employee a statement of the number of Company Households as of the last day of such calendar quarter, the number of Company Households as to which Company has theretofore paid a commission hereunder, any other fees, commissions or other compensation payable by Company in connection with the delivery of Company programming to incremental Company Households reflected on such statement and a calculation of the amount of the commission then payable to Employee. Such calculation shall be the product of $.01 times the excess of (a) the number of Company Households at the end of such calendar quarter over (b) the number of Company Households as to which a commission has theretofore been paid hereunder, subject to adjustment under clauses (ii) and (iii) above. Company shall deliver to Employee, together with such statement, payment of the commission shown to be payable pursuant thereto. Delivery and acceptance of such payment shall not be deemed acceptance by Employee of the accuracy of any statement delivered to Employee hereunder or the waiver by Employee of any rights hereunder except with respect to the conclusive determination of the executive committee of the Board of Directors of Company referred to in clause (iii) above.

                  (c) Employee shall be entitled to participate in and receive benefits under any employee benefit plans and arrangements from time to time made available to the executive employees of Company, when and as implemented and subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Amounts paid to Employee under any such plan or arrangement shall not be deemed to be made in lieu of any other compensation payable to Employee hereunder.

                  (d) Employee shall be entitled to fifteen business days of paid vacation each year during the term of his employment hereunder commencing as of March 1, 1997 and additional holidays in accordance with Company policy, as determined by the Chief Operating Officer of Company from time to time. The timing of vacation days is subject to the reasonable advance approval of the Chief Operating Officer of Company.

                  (e) Company shall pay directly, or reimburse Employee for, the reasonable moving expenses, including carrier costs, short-term housing and other incidental expenses, incurred by Employee in relocating himself and his family to the Los Angeles metropolitan area in an amount not to exceed $15,000.

                  (f) Company shall pay directly, or shall reimburse Employee for, the travel, food and lodging costs incurred by Employee to enable Employee to be present at the offices of Company in Santa Monica, California, during regular business hours prior to his relocation to the Los Angeles metropolitan area,


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provided, however, that Company shall be under no obligation to pay directly, or to reimburse Employee for, any such costs incurred after June 30, 1997.

                  (g) Subject to the standard expense reimbursement policies of Company. Company shall reimburse Employee for all reasonable expenses incurred by Employee in connection with the performance of his duties and the discharge of his responsibilities hereunder. Employee shall submit to the Chief Financial Officer of Company, not more than thirty (30) days following the end of each calendar month during the term of his employment, such information on such forms as Company may request, which may include, but need not be limited to, an itemized list of all expenses incurred by him during the preceding calendar month, setting forth dates, the purposes for which incurred and the amounts thereof, together with such receipts as Employee may reasonably be able to obtain and such other documentation as may be required from time to time to enable Company to deduct such expenses under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         4. Termination. The term of this Agreement and Employee's employment hereunder may be terminated before May 31, 1999, on the following terms and conditions:

                  (a) By Employee for any reason, upon at least 30 days' advance written notice, or upon Employee's death, with Company's only liability being the payment of base salary, reimbursement for accrued and unpaid expenses and vacation compensation earned and unpaid as of Employee's last day of work;

                  (b) By mutual agreement of Company and Employee, on such terms and with such compensation as may be mutually agreed upon; provided however that such severance compensation shall not exceed the amount payable under Section 4.(d) hereof;

                  (c) By Company for "good cause" (as hereinafter defined), such termination to be effective immediately upon notice of such termination from Company to Employee, with Company's only liability being the payment of base salary, reimbursement for accrued and unpaid expenses and vacation compensation earned and unpaid through the date of such termination; or

                  (d) By Company without "good cause," upon not less than 30 days' prior written notice, with reimbursement for accrued and unpaid expenses plus severance compensation equal to the greater of (i) the base salary and vacation compensation for which Company would have been liable hereunder had such termination not occurred until the earlier of May 31, 1999, or one year after the effective date of such termination, and (ii) base salary and vacation compensation for 90 days following the effective date of such termination; provided that one-half


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 of such severance compensation shall be payable on the effective date of such termination and the balance shall be payable semi-monthly ratably over the compensation reference period. If Company terminates the term of Employee's employment hereunder without "good cause," the vesting of all options theretofore granted to Employee shall be immediately accelerated to the effective date of such termination and all such options shall then be exercisable with respect to all shares covered thereby for the full term of such options then remaining.

                  In addition, if Company terminates the term of Employee's employment hereunder without "good cause" and, following the effective date of such termination, Employee is required to relocate in order to accept new employment, Company shall pay directly, or reimburse Employee for, the reasonable moving expenses, including carrier costs, short-term housing and other incidental expenses, incurred by Employee in such relocation of himself and his family in an amount not to exceed $15,000.

                           For purposes of this Section 4, "good cause" shall
mean any act or omission of Employee constituting gross negligence or willful misconduct in the conduct of his duties for Company, any breach by Employee of the terms of his Non-Disclosure and Inventions Agreement, or (given the nature of Company's mission as a disseminator of information, programs and the culture of recovery from such abuse) alcohol or substance abuse.

         5.       Competitive Activity.

                  (a) During the term of this Agreement and for one year after the termination of this Agreement for any reason set forth in Sections 4(a) or
(c) above only, Employee shall not directly or indirectly (as an officer, director, employee, consultant, owner, shareholder, adviser, joint venturer or otherwise), engage in any activities that could be deemed a conflict of interest or in any way compete with Company or its affiliates within the United States in
(i) the development or provision of television, radio, interactive and other new media programming services primarily offering information, direction or support to people afflicted with or affected by alcoholism, chemical dependency, eating disorders and other behavioral health problems ("Recovery Media Business"), (ii) any other line of Recovery Media Business in which Company or its affiliates shall be engaged, or shall have formed an intention to engage with the active participation of Employee in planning or evaluation, at any time during the term of Employee's employment, including without limitation sales and merchandising of recovery related material. Employee shall not be precluded from owning less than one percent of the securities of any competitor of Company or its affiliates if such securities are publicly traded on a national securities exchange or are quoted on an automated quotation system. Employee represents and warrants that he is under no competitive restrictions or obligations to third parties that affect his performance hereunder.



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                  (b) During the term of this Agreement and for one year after the termination of this Agreement for any reason, whether or not such termination shall be alleged or later found to be unlawful, wrongful or in breach of contract. Employee shall not contact, directly or indirectly, any customer of Company with whom Employee had contact during the term of this Agreement unless such contact by Employee is not related to the Recovery Media Business.

                  (c) Employee acknowledges that, through his employment with Company, he will acquire access to information suited to immediate application by a business in competition with Company. Employee acknowledges that he has executed concurrently with this Agreement a Non-Disclosure and Inventions Agreement, the terms of which are incorporated herein by reference as if set forth herein verbatim, that imposes obligations on Employee with respect to information about Company. Employee considers the restrictions on his future employment or business activities contained in this Section 5 to be in all respects reasonable and necessary. Employee acknowledges that Company and its affiliates and competitors operate throughout the United States, expressly consents to the geographic restriction on competition contained in this Section 5, and believes that such restriction is reasonable given the nature of Company's business.

                  (d) Employee acknowledges the possibility that his standard of living may be reduced during the one year following the termination of this Agreement and assumes the risk associated with that possibility.

                  (e) Employee acknowledges that, upon a breach of this Section 5, Company will suffer immediate and irreparable harm and damage for which money damages alone cannot fully compensate. Employee therefore agrees that, upon such breach or threat thereof, Company shall be entitled to a temporary restraining order, preliminary injunction, permanent injunction and all other injunctive relief, without posting any bond or other security, to bar employee from violating this Agreement. Nothing in this section shall be construed as an election of remedies or waiver of any right available to Company under this Agreement or by law, including without limitation the right to seek damages from Employee for breach of this Agreement.

                  (f) To the extent possible or required under applicable law, including, without limitation, the U.S. Copyright Act, the results and proceeds of any and all services and materials (collectively "Materials") written, produced or created by Employee during the term of his employment hereunder relating to the Recovery Media Business, and the content and use thereof, shall be considered Works Made For Hire or, if not legally capable of being considered as such, then and in such event Employee hereby assigns to Company in perpetuity all right, title and interest, including copyright, he may have in or to such Materials throughout the


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universe free and clear of any and all claims for royalties or other compensation other than that specified herein. Should Employee develop ideas, scripts, concepts or other creative properties which do not relate to the Recovery Media Business during the term of his employment, Employee shall give Company the first right of negotiation and last matching right to develop such property.

         6. Successors and Assigns. This Agreement and all rights hereunder shall inure to the benefit of and be enforceable by Employee's personal and legal representatives, executors, administrators, heirs, distributees, devisees and legatees and by Company's successors and assigns. This Agreement is personal in nature, and neither party shall, without the prior written consent of the other, assign or transfer this Agreement or any right or obligation hereunder.

         7. Notice. Any notice or other communication hereunder to either party shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by certified mail, return receipt requested, postage prepaid, addressed (a) if to Company at 1411 5th Street, Suite 250, Santa Monica, CA 90401 and (b) if to Employee at his address sent forth on the personnel records of Company, or to such other address as either party may have furnished to the other in writing in accordance herewith.

         8. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California applicable to agreements made and to be performed entirely in such state without giving effect to the conflicts of laws and principles thereof. Venue for any action arising out of this Agreement shall be proper in Los Angeles County, California.

         9. Severability. If any court of competent jurisdiction shall declare any provision of this Agreement to be invalid or unenforceable, the remainder of this Agreement shall remain fully enforceable. To the extent that any court shall conclude that any provision of this Agreement is void or voidable, the court shall reform such provision only to the extent necessary to render the provision enforceable with a view to the parties' desire that Company be protected to the greatest extent possible under applicable law from improper competition and the disclosure of its trade secrets.

         10. Integration. This Agreement constitutes the entire agreement of the parties and a complete merger of prior negotiations and agreements. This Agreement may be modified only in a writing signed by the parties.

         11. Arbitration. Should the parties have a dispute regarding matters which are the subject matter of this Agreement which they cannot resolve between themselves, such dispute shall be submitted to binding arbitration pursuant to local


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rules in Los Angeles County in either Superior or Municipal Court. The prevailing party in such an arbitration shall be entitled to legal fees and costs of such arbitration.

         12. Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by a written instrument signed by both parties. No written waiver shall be deemed a continuing waiver unless specifically stated therein, and a written waiver shall operate only as to the specific term or condition waived and not for the future or as to any act other than specifically waived.

         13. Construction. The parties have reviewed this Agreement in its entirety and acknowledge that each has had a full opportunity to negotiate its terms and to consult concerning this Agreement with counsel of its own choosing. The parties expressly waive any and all applicable common law and statutory rules of construction to the effect that any provision of a contract should be construed against the drafter. This Agreement and all provisions hereof shall in all cases be construed as a whole, according to the fair meaning of the language used. Any party contesting the validity, existence, adequacy, or terms of this Agreement shall have the burden of proof as to fraud, concealment, the failure to disclose material information, unconscionability, misrepresentation, mistake of fact or law and any other matters. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE RECOVERY NETWORK, INC.



BY:   /s/ William D. Moses
     --------------------------------------
     William D. Moses
     President and Chief Executive Officer



     /s/ John Wheeler
     --------------------------------------
     John Wheeler

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